UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 16, 2009
(Date of earliest event reported)

U.S. Precious Metals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50703	14-1839426
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer I.D. No.)

801 International Parkway, 5th Floor, Lake Mary 32746
(Address of Principal Executive Offices)

(407) 566-9310
(Registrant’s telephone number, including area code)

171 Walnut Crest Run, Sanford, Florida 32771
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities.

U.S. Precious Metals, Inc. (“USPR”) sold a $50,000 Convertible Promissory Note on July 16, 2009 (the “Note”) to one accredited investor pursuant to a private offering by USPR of up to $2,500,000 of Notes, which sale was not subject to any underwriting discounts or commissions.

The terms of this Note are: at the option of the holder, the Note may be converted, at any time after August 31, 2009 and on or before the maturity date, into shares of USPR’s common stock (“Common Stock”); provided, however, that if USPR is actively negotiating its next financing or if USPR has entered into a definitive agreement providing for a change of control, optional conversion features will not be applicable.

The Note bears simple, annual interest at 16%. The maturity date of the Note is the earlier of (A) an offering of securities by USPR in a transaction or series of related transactions in which at least $10,000,000 in gross proceeds is received by USPR (a “Qualified Financing”), (B) a change of control of USPR, or (C) the date that is 2 years after the date of issuance of the applicable Note.

If, prior to any optional conversion, USPR completes a Qualified Financing or experiences a change of control, the principal and outstanding interest will automatically convert into shares of USPR’s Common Stock.

USPR is relying on Rule 506 of Regulation D as the applicable exemption from the registration requirements of the Securities Act of 1933. The Offering is being made only to “accredited investors,” as such term is defined in Rule 501 of Regulation D.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Precious Metals, Inc.

By:	/s/ M. Jack Kugler

Name: M. Jack Kugler
Title: Chief Executive Officer
Date: July 21, 2009